Exhibit 3.43

CERTIFICATE OF FORMATION
OF
THERMAL CANADA INFRASTRUCTURE HOLDINGS LLC

First:                                                                 The name of the limited liability company is: Thermal Canada Infrastructure Holdings LLC.

Second:                                                    The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation on this    day of June, 2018.

/s/ Deborah R. Fry
Deborah R. Fry
Authorized Person